Exhibit 99.1

RE: NN, Inc.
6210 Ardrey Kell Road
Charlotte, NC 28277
FOR FURTHER INFORMATION:

AT THE COMPANY	AT ABERNATHY MACGREGOR
Paul Taylor	Claire Walsh
Vice President Marketing & Investor Relations	(General info)
(980) 264-4313	212-371-5999

FOR IMMEDIATE RELEASE

September 18, 2018

tom.burwell@nninc.com

NN, INC. ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK,

EXERCISE OF OPTION TO PURCHASE ADDITIONAL SHARES

AND REPAYMENT IN FULL OF SECOND LIEN FACILITY

Charlotte, North Carolina, September 18, 2018 – NN, Inc., (Nasdaq: NNBR) (“NN” or “the Company”) a diversified industrial company, today announced the closing of its previously disclosed public offering of common stock. The total number of shares of common stock sold was 14,375,000, composed of 12,500,000 shares of common stock initially offered and an additional 1,875,000 shares of common stock sold pursuant to the exercise of the underwriters’ option to purchase additional shares, in each case at the public offering price of $16.00 per share. The net proceeds to NN from the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are approximately $216,925,000. The Company used the net proceeds from the offering to voluntarily repay, in full, the $200,000,000 second lien secured credit facility incurred in connection with its acquisition of Paragon Medical, Inc. The remaining proceeds of the offering will be used for general corporate purposes.

“The recent public offering of our common stock strengthened our balance sheet by significantly reducing our leverage and corresponding annual interest expense by approximately $21 million” said Richard Holder, NN’s President and Chief Executive Officer. “As a company, we continue to focus on organic growth and operational excellence while further delevering our balance sheet.”

J.P. Morgan Securities LLC acted as sole active book-running manager and as representative of the underwriters for the offering. Robert W. Baird & Co. Incorporated, KeyBanc Capital Markets Inc. and SunTrust Robinson Humphrey, Inc. acted as joint book-running managers and Lake Street Capital Markets, LLC, Stephens Inc., William Blair & Company, L.L.C., CJS Securities, Inc. and Regions Securities LLC acted as co-managers.

The shares were offered pursuant to an effective shelf registration statement filed on Form S-3 (File No. 333-216737) with the U.S. Securities and Exchange Commission (the “SEC”). The final prospectus supplement for the offering, dated September 13, 2018, and the related base prospectus, dated April 19, 2017, are available on the SEC’s website at www.sec.gov or by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or e-mail prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 51 facilities in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our other filings with the Securities and Exchange Commission including the final prospectus supplement. The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.